KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 21, 2024, with respect to the consolidated financial statements of Wingstop Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Dallas, Texas
May 23, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.